Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

STANDARD DENTAL LABS INC.

(Exact name of issuer as specified in its charter)

Nevada	88-0411500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

424 E Central Blvd #308

Orlando, FL 32801, USA

(Full mailing address of principal executive offices)

(407) 789-1923

(Issuer’s telephone number, including area code)

Common Stock

Title of each class of securities issued pursuant to Regulation A

i

Except as otherwise indicated by the context and for the purposes of this annual report only, references in this annual report to “Standard Dental Labs,” “SDL,” “we,” “us,” “our,” “our company” and the “Company” refer to Standard Dental Labs Inc., a Nevada corporation.

Special Note Regarding Forward-Looking Statements

This annual report and the documents incorporated by reference herein contain, in addition to historical information, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements concerning predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; statements regarding our financing plans or growth strategies; statements concerning litigation or other matters; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Potential investors should not make an investment decision based solely on our company’s projections, estimates or expectations.

The specific discussions herein about our company include future expectations about our company’s business. The expectations are presented in this annual report only as a guide about future possibilities and do not represent actual amounts or assured events. All estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from our expectations.

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ITEM 1. BUSINESS

Corporate History

Standard Dental Labs Inc. (f/k/a Costas, Inc.) was incorporated in the State of Nevada on December 10, 1998. Prior to its current business, Standard Dental Labs was a development stage company that had a primary business plan to acquire, improve, and re-market undeveloped real estate in Las Vegas, Nevada and its surrounding communities.

On January 21, 2015, the Company engaged Mr. James Brooks under a consulting agreement pursuant to which Mr. Brooks agreed to devote his full-time efforts to build and develop our technological and marketing platforms. On September 18, 2017, the court entered an order in favor of Mr. Brooks granting a judgment in the amount of $1,114,500 against the Company. On December 23, 2021, we entered into an 8% Convertible Promissory Note with Brooks in the amount of $1,171,727 in satisfaction of the outstanding judgment. The convertible promissory note bears interest rate at 8% per annum for a period of 12 months. The holder has the right to convert any or all of the outstanding principal into shares of our common stock at a conversion price of $0.001 per share. Shortly thereafter, Brooks converted $175,000 of the balance due and owing under the Note into 15,000,000 shares, which resulted in Mr. Brooks becoming our controlling stockholder. On October 21, 2020, Mr. Brooks, as a majority shareholder, filed a motion requesting the appointment of a Receiver over our company. On March 25, 2021, the Receiver filed a motion with the Court requesting approval to appoint Mr. Brooks as an officer and director of our company and to increase our authorized capital and subsequently to issue sufficient common and preferred shares on terms to be finalized with Mr. Brooks, whereby Mr. Brooks became the controlling stockholder of our company. On December 30, 2021, Mr. James Brooks was appointed our sole officer and director in place of Mr. Fred Waid. On March 2, 2023, Mr. Brooks assigned $10,000 of his convertible note leaving the principal amount of $1,161,727 due and payable.

On February 9, 2022, an Order was entered by the Eighth Judicial District Court, Clark County, Nevada, Case No. A-17-749977D, terminating the receivership for our company.

On May 6, 2022, we entered into an asset purchase agreement with Standard Dental Labs Inc. (“SDL”), a Wyoming corporation controlled by our CEO, James Brooks, to acquire certain assets including: (i) a ready to implement business model and platform for the identification and acquisition of small to medium sized dental labs in the United States, and (ii) a fully developed branding package created around SDL, including logo, website, presentation materials and corporate name. Under the terms of the acquisition agreement, assets valued at $75,900 were acquired through the issuance of a total of 1,583,088 shares of our restricted common stock to SDL. With the conclusion of this acquisition, we planned to operate in the dental lab industry, paving the way for future acquisitions and consolidations in the industry. The assets acquired from SDL did not constitute an operating business, but rather an immediately actionable plan and branding concept from which we identified our first operating dental lab targets.

On August 15, 2022, we announced the completion of a definitive agreement to acquire the assets of Prime Dental Lab LLC (“Prime Dental” or “PDL”), an Orlando-based dental lab in operation since 2012. The purchased assets consisted of (i) accounts receivable; (ii) inventories; (iii) deposits, advances, pre-paid expenses and credits relating to prepaid packages; (iv) furniture, fixtures, machinery, equipment, computer hardware and software, and all other tangible assets; (v) intellectual property including the right to continue using the name “Prime Dental Lab LLC”; (vi) permits and licenses; and (vii) all information (including client lists), files, databases, correspondence, records, data, plans, reports, etc. We accounted for the August 15, 2022 transaction with Prime Dental as a reverse recapitalization whereby Prime Dental was determined as the accounting acquirer and Standard Dental as the accounting acquiree. This determination was primarily based on Standard Dental acquiring all of the operating assets of Prime Dental, Standard Dental first commencing operating activities following completion of the transaction and the Prime Dental assets acquired in the transaction accounting for the majority of Standard Dental’s operating assets upon commencement of operations. While Standard Dental Labs was the legal acquirer, because Prime Dental was determined the accounting acquirer, the historical financial statements of Prime Dental became the historical financial statement of Standard Dental, upon consummation of the transaction, and the comparative financial information reflects the historical operations and financial position of Prime Dental prior to the transaction. As a result, the financial statements included in the accompanying consolidated financial statements reflect (i) the historical operating results of Prime Dental prior to the transaction; (ii) the combined results of Standard Dental and Prime Dental following the closing of the transaction; (iii) the assets and liabilities of Standard Dental at their historical cost with no goodwill or step-up in asset values; and (iv) Standard Dental’s equity structure for all periods presented (restated to reflect the legal capital structure of Standard Dental).

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Upon completion of the asset purchase, and by virtue of the fact we acquired all rights to the name and branding associated with Prime Dental, PDL changed its name to Smile Dental (all references hereinafter to Prime Dental, Prime Dental Lab, and PDL shall be construed and interpreted as references to Smile Dental). We agreed to total consideration of $700,000 comprised of $560,000 in stock (the “Share Consideration”), $140,000 in cash (the “Cash Consideration”), and up to 10% of the Share Consideration in additional stock options. The Cash Consideration was payable in two installments of $70,000 with the first installment due at closing and the second installment due upon our success achieving a registered financing under an S-1 registration statement, or on such earlier date as may be agreed in writing by the Parties. The Asset Purchase Agreement does not have any termination provisions.

The Share Consideration is subject to a lock-up agreement for a term of twenty-four months from the issuance date, whereunder Smile Dental is entitled to receive a quarterly release of 12.5% of the total Share Consideration, subject to confirmation that the quarterly revenues generated by the PDL purchased assets exceed 12.5% percent of the PDL’s 2021 annual revenue.

In order to facilitate ongoing lab operations and to seamlessly service its acquired customer base, we entered into a subcontractor agreement with Smile Dental on August 31, 2022, as amended April 30, 2023, whereunder Smile Dental agreed to provide ongoing labor, quality control and delivery services during a period of up to two years from the latest date as a subcontractor to Standard Dental. Currently, all labor in our dental lab is performed under the Smile Dental subcontractor agreement. Any and all disputes arising under the Subcontractor Agreement must be resolved through binding arbitration through the Florida Circuit – Civil Mediator Society.

Concurrent with the closing of the acquisition of certain assets from Smile Dental, we entered into a subcontractor agreement with Mr. John Kim for the provision of certain services including labor, materials, supplies and manufacturing expertise with respect to the servicing of our client list for dental prosthetics and orthotics. Mr. Kim shall be available for our exclusive use certain acquired assets in order to facilitate the provision of finished products. As consideration under the terms of the agreement, Mr. Kim and his management company, Smile Dental, shall be entitled to retain all gross profits from the sale of such finished goods, net the cost of use of the production equipment, as management fees. The agreement has an initial term of up to two (2) years and either we or Mr. Kim may terminate the agreement with six (6) months’ written notice, in order to provide us with sufficient time to identify, hire and train a suitable replacement.

Upon acquisition of the customers and operational assets of Smile Dental, we immediately commenced revenue generating operations effective September 1, 2022, and reported gross revenues of $173,329 in the four-month period ended December 31, 2022, and associated costs of goods sold totaling $101,054 for gross profit of $72,275.

On February 2, 2025 Smile Dental Management LLC was sold to Bravo Dental Lab LLC, a non-arm’s length company owned by SDL president James Brooks’ spouse. On July 1, 2025, SDL entered into a management agreement with Bravo Dental Lab to begin providing services on January 1st, 2026. Bravo Dental continues to provide lab and staffing services related to the operations of SDL in the same way it was provided by Smile Dental Management. Strategically, the intended goal is to use Bravo Dental as a staff management service for SDL for all technical positions related to manufacturing and lab management. SDL maintains ownership of its labs and all related equipment and manages the staff provided by Bravo Dental Lab in relation to conducting the day-to-day operations of SDL in its labs.

Recent Developments

On September 30, 2025 SDL closed a private placement of units of the Company to certain investors with whom the Company had a pre-existing relationship. Pursuant to the private placement the Company issued 2,350,020 Common Shares and 2,350,020 Common Share purchase warrants (“Warrants”) as units at a price of $0.05 per unit for aggregate cash proceeds to the Company of $117,501. The Warrants are exercisable for a period of one year from the date of issuance at an exercise price of $0.35 per share in relation to 450,000 of the Warrants and $0.25 per share for the remaining 1,900,020 Warrants.

On November 4, 2025, we entered into an asset purchase agreement with Dream Dentistry Labs, LLC, a Florida limited liability company, to acquire certain assets including substantially all operating assets of the seller, including tangible assets, contracts, goodwill, and intellectual property, while assuming certain liabilities and the seller retaining specified excluded assets. Under the terms of the acquisition agreement, assets valued at $800,000 were to be acquired through the issuance of cash and common stock.

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On December 31, 2025, we entered into Amendment No. 1 with Dream Dentistry Labs, LLC to the November 4, 2025 asset purchase agreement to extend the end date of the agreement from December 31, 2025 to January 7, 2026.

On January 7, 2026, the asset purchase agreement with Dream Dentistry Labs, LLC, was terminated pursuant to its terms as the transaction had not closed by the end date of January 7, 2026 and neither party pursued a further extension of the end date.

On January 30, 2026, we entered into an asset purchase agreement with Brlit Dental Laboratory Inc., a Florida corporation, to acquire certain assets including substantially all operating assets of the seller, including tangible assets, contracts, goodwill, and intellectual property, while assuming certain liabilities and the seller retaining specified excluded assets. Under the terms of the acquisition agreement, assets valued at $900,000 are to be acquired through the issuance of cash and common stock. Cash consideration will be $300,000 with $150,000 paid at closing and $150,000 on the date that is 180 days following closing, conditioned upon maintaining a minimum of 80% of the pro-rata revenue of the acquired assets, average over the past 24 months. The remaining purchase price will be paid in shares of common stock based on the volume-weighted average price for the five trading days immediately proceeding closing. Closing of the transaction is currently contemplated for March 31, 2026.

Effective March 30, 2026 all parties to the BRLIT Dental Laboratory Inc. acquisition agreed to extend the date of the agreement period through to April 30, 2026 to allow more time to complete due diligence requirements.

Intellectual Property

We do not own any material intellectual property assets. While pursuant to our Asset Purchase Agreement with PDL, we acquired a PDL Websites, URL’s, domain names, methods, know-how, and specifically the right to continue to use the name “Prime Dental Lab LLC”, there were no material patents, copyrights or trademarks in the assets of PDL.

Corporate Information

Our principal executive offices are located at 424 E. Central Boulevard, Suite 308, Orlando, Florida 32801; our telephone number is (321) 465-9899; our corporate website is located at http://sdl.care. No information found on our company’s website is part of this Annual Report on Form 1-K.

Our Current Business

Our current business activities include operating and developing our dental lab business. We currently have one operating dental lab, which is staffed by Bravo Dental Lab and managed by SDL pursuant to our subcontractor agreement as described above. The premises, lab equipment, materials and all other manufacturing related assets are the property of, or leased by, SDL.

Standard Dental Labs produces several kinds of dental prosthetics. We use state-of-the-art equipment such as 3D scanners, printers and 5-axis milling machines, along with several other types of machinery needed to complete jobs for dental clinics, all of which are wholly owned by the company.

The consolidation of dental and medical clinics has been an increasing trend over the past two decades, but only recently have investors focused on dental labs. We see this as an opportunity to apply similar strategies to what has been learned from other consolidations.

We are open to acquiring additional independent dental laboratories that are looking to exit the market. However, we do not currently have any plans or strategies in place to identify potential acquisition targets. We are primarily focused on growing the existing business organically and believe that, in so doing, we will be able to identify and uncover opportunities for potential acquisitions.

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We operate day-to-day as a full-service dental lab. With 6 dental clinics as clients, we produce roughly 500 dental prosthetics each month. As per industry standards, we do not have any definitive agreements in place with these dental clinics. The items we manufacture and produce are shipped using standard carriers and are often delivered the day they are completed.

Manufacturing of dental prosthetics is performed by technicians employed by Bravo Dental, managed directly by the Company as well as all client relationships are managed directly by Standard Dental Labs. Management expects, based on operations to date, that costs related to operations will remain approximately the same as under the subcontracting agreement and expects that costs will decrease as we grow the size and number of labs we operate, due to economies of scale.

Our goal is to open a large and modern facility in Orlando, Florida to accommodate 75 full-time employees, including dental lab technicians. We have not undertaken specific steps at this time for this facility and would not anticipate doing so until we have acquired at least 3 additional dental labs, including the pending acquisition of Brlit Dental Laboratory Inc.

We sell our dental lab products and market these products to our clients using our tradename Standard Dental Labs Inc. Prior to July 1, 2025, we compensated Smile Dental pursuant to their services contract. Smile Dental in turn reimbursed us for the use of our acquired dental lab equipment. In the past two fiscal years ended December 31, 2025 and 2024, we compensated Smile Dental $63,000 and $98,642, respectively, for services under their contract. Following termination of the services contract on July 1, 2025, we incurred approximately $62,871 in costs of good sold as we now directly handles labor and manufacturing.

The 500 orders that are delivered each month are completed by the contracted dental lab techs. With 60+ techs working in the new facility, we expect tech productivity to factor on par or better than current levels due to improved support technologies and equipment in our new facility.

Products and Services

Dental labs supply dentists and dental clinics with dental prosthetics such as crowns, bridges, and implants. Although they manufacture many other prosthetics, these represent a large majority of what is supplied, and would be called the “bread and butter” of the industry.

Our products are grouped into the following three main categories:

Restorative Products. Restorative products that our dental laboratories sell consist primarily of crowns and bridges. A crown replaces the part of a tooth that is visible, and is usually made of gold, porcelain or zirconia. A bridge is a restoration of one or more missing teeth that is permanently attached to the natural teeth or roots. In addition to the traditional crown, we also make onlays, which are partial crowns which do not cover all of the visible tooth; inlays, which are restorations made to fit a prepared tooth cavity and then cemented into place and precision crowns, which are restorations designed to receive and connect a removable partial denture. We also mill crowns and bridges from zirconia using CAD-CAM (computer-assisted design and computer-assisted manufacturing) technologies.

Reconstructive Products. Reconstructive products sold by our dental laboratories consist primarily of partial dentures and full dentures. Partial dentures are removable dental prostheses that replace missing teeth and associated structures. Full dentures are dental prostheses that substitute for the total loss of teeth and associated structures. We also sell precision attachments, which connect a crown and an artificial prosthesis, and implants, which are fixtures anchored securely in the bone of the mouth to which a crown, a partial denture or full denture is secured by means of screws or clips.

Cosmetic Products. Cosmetic products sold by our dental laboratories consist primarily of porcelain veneers and ceramic crowns. Porcelain veneers are thin coverings of porcelain cemented to the front of a tooth to enhance personal appearance. Ceramic crowns are crowns made from ceramic materials that most closely replicate natural teeth. We also sell composite inlays and onlays, which replace silver fillings for a more natural appearance, and orthodontic appliances, which are products fabricated to move existing teeth to enhance function and appearance.

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We have a specific process to make sure that we comply with the deadlines. We are responsible for the distribution of our products and for making contact with our various suppliers. The resources needed to produce the dental prosthetics are readily available and can be sourced from a variety of suppliers. As such, we do not have agreements in place with any specific suppliers.

The type of dental labs we have and will continue to acquire typically serve 20 to 25 dental clinics each and employ 4 to 6 dental lab technicians who prepare dental prosthetics for dentists. The dentists are normally responsible for the final fitting with the patient, but most of the work is done by the lab.

Over the past 5 years, 3D printing and modelling technology has become more mainstream. As most of this technology has been unaffordable for small business owners, advanced technology is uncommon in these smaller operations.

The Market

The transition from skilled labor to computer driven technology in the dental lab industry, although in its infancy, is well underway. The changeover of skilled artisans to 3D printers and milling equipment is causing a shift in the perception for would-be investors. No one can predict how this technology might evolve, how long it will take, or how it may impact the industry in the long term.

The uncertain future of dental labs means there is less interest from investors in the field. The erosion of the one, two, and three person businesses is certain. (Forbes, Nov. 2019). The result: A generation of lab owners that may not be able to sell their business for retirement or raise the necessary capital to retool this advancing technology.

Competition

The biggest competition to the private dental lab owner in the United States is large, Chinese factory labs operating in southern China. We estimate that a large percentage of dental prosthetics are now sourced through these offshore manufacturers. This is detrimental to the local industry, and there is very little an individual lab owner can do to protect himself from the market erosion caused by this competitor.

However, this may represent an opportunity for us to lobby the state government to enact legislation requiring the materials be “certified” prior to being used to supply the industry with the raw materials required to manufacture dental products.

Certified materials could only become certified through local inspectors which could be funded through a state or national association. So far in the US, the only such association is The National Association of Dental Laboratories, located in Tallahassee, Florida.

As a start-up company in the dental lab industry, we will be at a significant disadvantage to other more established and better capitalized companies that we are in competition with for the acquisition of additional dental labs. As we are able to acquire additional labs and enhance our revenue, when appropriate we will seek to uplist to the OTCQB Market or a more senior exchange to further enhance liquidity benefits for stockholders and vendors of dental lab assets.

Compliance with Government Regulation

In a 2009, American Dental Association member survey, nearly 65 percent of dentists responded that they believe dental technicians and laboratories are regulated in their state. This is not the case. In fact, only four states in the United States require either certification or continuing education.

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However, 12 states require basic minimum standards be met for laboratories, which include state registration. The most up-to-date regulations were last set in 2019, in Washington State, but most haven’t updated their requirements for 25 years or longer. We feel that there is an opportunity to contribute to the industry by proposing new, more current legislation that addresses the importation of materials from foreign countries. New legislation that requires certification of materials could greatly enhance the safety of the materials for patients, and also contribute to the success of US based dental labs.

Other than the payment of a modest registration fee every two years to maintain our dental lab registration with the State of Florida, ongoing continuing education of 18 hours biennially by one certified lab technician in the lab in accordance with Florida Administrative Code Rule Chapter 64B-5, we do not require any governmental approvals or authorizations for the operation of our existing dental lab in Florida. Further, we are not aware of any pending or probable regulations that would have an impact upon our operations.

	FL	IL	KY	MN	MO	NC	OH	OK	PA	SC	TX	VA	WA
Year of Initial Enactment	1987	1993	1977	2012	1995	1962	2008	1992	1987	1942	1985	2012	2019
Laboratory Registration Fee	$200/2 yrs	N/A	$150/yr	$50/yr	N/A	N/A	N/A	$300/yr	$25/yr	$150/2 yrs	$135/yr	N/A	$250
Laboratory Registration	Yes	No	Yes	Yes	No	No	No	Yes	Yes	Yes	Yes	No	Yes
Technician Registration Fee	No	No	No	No	No	No	No	No	No	$100 Initial, $150 Renewal	No	No	No
Certificate to Perform Dental Technology	No	No	No	No	No	No	No	No	No	Yes ‡	No	No	No
CDT or Equivalent Required	No	No †	Yes	No	No	No	No	No	No	Yes	Yes	No	Yes (2025)
State Laws and Rules Exam Required	No	No	No	No	No	No	No	No	No	Yes	Yes	No	No
Out-of-State Laboratories Required to Register	No	No	Yes	No	No	No	No	Yes	No ‡	Yes	Yes	No	Yes
Dentists Required to Use Registered Laboratory	No	No	Yes	Yes #	No	No	No	Yes	No	Yes	Yes	No	Yes
Materials Disclosure	Yes	Yes	Yes	Yes	Yes +	Yes	Yes	No	No	Yes	No	Yes	Yes
Point of Origin Disclosure	Yes	Yes	Yes	Yes	Yes +	Yes	Yes	No	No	Yes	Yes	Yes	Yes
CE for One Technician in Each Laboratory	Yes	No	Yes	No	No	No	No	No	No	Yes	Yes	No	Yes

Our current lab operations in Florida are not subject to OSHA regulations or regulations governing the handling or disposing of medical waste. There are currently no specific OSHA standards for dentistry, however the labs follow best practices including:

(a)	having a lab space that is clean and orderly and in good repair, with regard to normal fabrication procedures;

(b)	All waste materials properly disposed of at the end of each day;

(c)	Maintaining on the laboratory premises a copy of the laboratory registration so it is readily available for inspection by Department personnel;

(d)	Maintaining on the laboratory premises, for each separate appliance and for a period of four years, a work order from a licensed dentist authorizing construction or repair of the specified artificial oral appliance; and

(e)	Maintaining on the laboratory premises a written policy and procedure document on sanitation. Said policy shall include, but not necessarily be limited to: Intake and disinfection procedure for each appliance, impression, bite, or other material posing a possible contamination risk received by the laboratory.

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In the State of Florida the prosthetics and other oral appliances manufactured and repaired by the lab do not for the most part meet the definition of medical waste according to the Florida Department of Health which includes, “Any solid or liquid waste which may present a threat of infection to humans, including nonliquid tissue, body parts, blood, blood products, and body fluids from humans and other primates; laboratory and veterinary wastes which contain human disease-causing agents; and discarded sharps.” Most prosthetics and appliances coming to the lab from a dental office have been disinfected prior to intake. However, our lab operations follow the recommended procedures for waste including properly labeled and identified waste bags, proper seals on waste containers and proper disposal of waste in accordance with the State of Florida department of health chapter 64E-16 of the Florida Administrative Code.

Significant Acquisitions and Pending Acquisitions

In May of 2022, Standard Dental Labs Inc. acquired certain assets of Standard Dental Labs Inc., a privately owned Wyoming corporation controlled by our CEO, James Brooks, which is in the business of providing consulting services, including the creation of business plans for identifying and purchasing operating assets in various industry sectors. Immediately following our acquisition of the aforementioned assets, including the tradename “Standard Dental Labs Inc.”, SDL changed its name to “Fastbend Holdings Inc.” in order to continue its ongoing operations. We have since adopted the name “Standard Dental Labs Inc.” effective March 21st, 2024.

The business model acquired from SDL includes metrics and data in order to allow us to quickly identify and purchase privately owned dental lab operations in the United States, allowing for these operations to be consolidated regionally, and to operate them efficiently applying economies of scale.

Prime Dental

On August 15, 2022, we announced the completion of a definitive agreement to acquire the assets of Prime Dental. The purchased assets consisted of (i) accounts receivable; (ii) inventories; (iii) deposits, advances, pre-paid expenses and credits relating to prepaid packages; (iv) furniture, fixtures, machinery, equipment, computer hardware and software, and all other tangible assets; (v) intellectual property including the right to continue using the name “Prime Dental Lab LLC”; (vi) permits and licenses; and (vii) all information (including client lists), files, databases, correspondence, records, data, plans, reports, etc.

In order to facilitate ongoing lab operations and seamlessly service its acquired customer base, we entered into a subcontractor contract with Smile Dental on August 31, 2022, as amended April 30, 2023, whereunder Smile Dental would provide ongoing labor, quality control and delivery services and management oversight during a period of up to two years. Under the terms of the agreement, as amended, with Smile Dental, we or Smile Dental may terminate the agreement with six (6) months written notice, in order to provide us sufficient time to identify, hire and train a suitable replacement.

We operated using our acquired tradename Prime Dental Labs LLC. We did not acquire the building where the manufacturing of Prime Dental appliances and prosthetics takes place. We and Smile Dental agreed that the cost of manufacturing goods paid by us to Smile Dental shall include overhead costs including applied costs on a per item bases for the use of the space where the lab operations take place. There is no separate agreement for the rental or lease of the space where the prosthetics are manufactured.

As noted above, on July 1, 2025, we and Smile Dental mutually agreed to the termination of the subcontracting agreement. We are now managing our own lab facility and are leasing the building and property, while continuing to use Bravo Dental as a labor management partner. Manufacturing of dental prosthetics is now performed by Company chosen technicians and client relationships are managed directly by Standard Dental Labs. Management expects, based on operations to date, that costs related to operations will remain approximately the same as under the subcontracting agreement and expects that costs will decrease as we grow the size and number of labs we operate, due to economies of scale.

Dream Dentistry

On November 4, 2025, we entered into an asset purchase agreement with Dream Dentistry Labs, LLC, a Florida limited liability company, to acquire certain assets including substantially all operating assets of the seller, including tangible assets, contracts, goodwill, and intellectual property, while assuming certain liabilities and the seller retaining specified excluded assets. Under the terms of the acquisition agreement, assets valued at $800,000 were to be acquired through the issuance of cash and common stock.

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On December 31, 2025, we entered into Amendment No. 1 with Dream Dentistry Labs, LLC to the November 4, 2025 asset purchase agreement to extend the end date of the agreement from December 31, 2025 to January 7, 2026.

On January 7, 2026, the asset purchase agreement with Dream Dentistry Labs, LLC, was terminated pursuant to its terms as the transaction had not closed by the end date of January 7, 2026 and neither party pursued a further extension of the end date.

Brlit Dental Laboratory

On January 30, 2026, we entered into an asset purchase agreement (the “Brlit APA”) with Brlit Dental Laboratory Inc., a Florida corporation (“Brlit”), to acquire certain assets as described below. Under the terms of the acquisition agreement, assets valued at $900,000 (the “Gross Consideration”) are to be acquired through the issuance of cash and common stock. Cash consideration will be $300,000 with $150,000 paid at closing and $150,000 on the date that is 180 days following closing, conditioned upon maintaining a minimum of 80% of the pro-rata revenue of the acquired assets, average over the past 24 months. The remaining purchase price will be paid in shares of common stock based on the volume-weighted average price for the five trading days immediately proceeding closing. Closing of the transaction is currently contemplated for March 31, 2026.

Effective March 30, 2026 all parties to the BRLIT Dental Laboratory Inc. acquisition agreed to extend the date of the agreement period through to April 30, 2026 to allow more time to complete due diligence requirements.

The assets acquired from Brlit include (a) all fixed assets, including furniture, fixtures, machinery, equipment, computer hardware and software, and all other tangible assets and personal property of the Brlit other than excluded assets; (b) all rights and benefits of the Brlit under the contracts as listed on schedules to the Asset Purchase Agreement; (c) all goodwill, going concern value, patents, patent applications, patent rights, copyrights, copyright applications, Websites, URL’s, domain names, methods, know-how, software, technical documentation, computer programs, engineering drawings, product concepts, and ideas under development, processes, process charts, procedures, inventions, trade secrets, trademarks, trade names, trade dress, logos, business names (and specifically the right to continue to use the name “Brlit Dental Laboratory, Inc.”), telephone numbers, confidential information, franchises, customer lists, customer files, , marketing materials, advertising records, advertising rights with respect to all media, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights (and all rights thereto and applications therefor), including the intellectual property; (d) all rights to causes of action, lawsuits, judgments, claims, and demands of any nature available to or being pursued by the Brlit, including all rights and claims against manufacturers and vendors of the Brlit, relating to the subject matter of this Agreement, whether arising by way of counterclaim or otherwise; (e) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities, and similar rights in favor of the Brlit related to the subject matter of this Agreement; (f) all Permits, licenses or similar rights to the extent that they are assignable; and (g) all information, files, databases, correspondence, records, data, plans, reports, and Contracts, including any and all information and records relating to investment, insurance and other current and past customers, client files, customer, supplier, price and mailing lists, business contacts, and investment, underwriting, and claims files together with all usual and customary records in connection therewith, and all accounting or other books and records of Brlit in whatever media retained or stored, including computer programs and disks (collectively, the “Purchased Assets”).

Certain assets of the Brlit were excluded including (a) all ownership and other rights with respect to Brlit’s employee benefit plans; (b) all rights of Brlit under any excluded contracts; (c) all accounts receivable outstanding as at the closing date; (d) any permit or license that by its terms is not transferable to the Company; (e) all contracts other than assigned contracts; (f) all equity interests in the Brlit or any subsidiary of the Brlit; (g) all of such Brlit’s federal, state, and local income tax returns and records (provided that the Brlit has made available copies of such tax returns and records to the Company prior to the closing) and any rights to tax refunds, including without limitation any rights to Employee Retention Tax Credits of the Brlit; (h) all personnel files and payroll records related to employees of the Brlit; (i) all causes of action, judgments, claims, reimbursements and demands, of whatever nature, in favor of Brlit which relate to the excluded assets or retained liabilities and all counterclaims, crossclaims, and defenses in regard to any claims or causes of action currently or hereafter pending or threatened against Brlit; (j) all losses, loss carry forwards, loss carry backs, and rights to receive refunds, rebates, offsets, credits or credit carry forwards with respect solely to taxes of Brlit; (k) any insurance policies maintained by Brlit and any claims under such policies and all obligations under those insurance policies including costs associated with defense of any actions; (l) the charter documents, minute books, stock ledgers, tax returns, books of account and other constituent records relating to the corporate organization of the Brlit; and (m) any other items listed on schedules to the Asset Purchase Agreement (collectively, the “Excluded Assets”).

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The Company assumed certain liabilities related to the Purchased Assets and the Brlit retained certain liabilities related to the Excluded Assets.

The share consideration (the “Share Consideration”) will consist of such number of shares of common stock of the Company (the “Common Shares”) equal to the quotient of (A) the Gross Consideration less the Cash Consideration (as defined below), divided by (B) the volume weighted average price of the Common Shares as quoted on the OTCQB for the five trading days immediately preceding the closing (the “Per Share Value”) and shall be issued and payable by the Company to the Brlit on the closing date, subject to the certain share holdbacks and lock-ups.

The Shares Consideration will be subject to a share holdback of 20% for a period of 12 months to cover indemnity obligations of the Brlit to the Company and to the following contractual lock-up restrictions. Specifically, the Share Consideration will be held in escrow by the Company at the closing and released to the Brlit in eight (8) equal quarterly instalments beginning at the end of the first full fiscal quarter to occur after the closing date (the “Share Lock-Up”), further subject to reduction pursuant to the Earn-Out Adjustment described below.

The Share Consideration shall be subject to reduction based on the confirmation of the annual billings generated by the Purchased Assets (the “Annual Gross Billings”) for the 12 months following the closing date (the “Earn-Out Period”) relative to the Annual Earn-Out Target. The “Annual Earn-Out Target” means 80% of Brlit Target Gross Billings. The “Brlit Target Gross Billings” means the annualized average monthly billings of the Brlit from the Purchased Assets for each of three months ended prior to the closing date as certified by the completion of an independent audit providing confirmation of such monthly billings for each such month.

The cash consideration (the “Cash Consideration”) shall be equal to $300,000 with $150,000 paid at closing and $150,000 on the date that is 180 days following closing, conditioned upon maintaining a minimum of 80% of the pro-rata revenue of the Purchased Assets, average over the past 24 months.

The Brlit APA contains customary representations, warranties, covenants and indemnification provisions. Closing the Transaction is subject to certain closing conditions, including satisfactory completion of due diligence by the Company of the Brlit. The Brlit APA may be terminated by mutual consent of the parties, by either party if the Transaction does not close by April 30, 2026, by either party if the other party is in material breach that is not cured upon notice thereof and by the Company if its due diligence review is not completed to its reasonable satisfaction by April 30, 2026.

The Brlit APA and the schedules thereto are not intended to provide any other factual information about the Company or Brlit or their respective subsidiaries and affiliates. The Brlit APA contains representations and warranties by each of Brlit and the Company, which representations and warranties were made solely for the benefit of the parties to the Brlit APA and (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified, modified or excepted in the Brlit APA by confidential disclosures that were made to the other party in connection with the negotiation of the Brlit APA; (iii) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and (iv) were made only as of the date of the Brlit APA or such other date or dates as may be specified in the Brlit APA and may change after the date of the Brlit APA, which subsequent information may or may not be fully reflected in public disclosures. Accordingly, investors and stockholders should not rely on the representations and warranties in the Brlit APA as characterizations of the actual state of facts or condition of the Company or the Brlit or their respective subsidiaries or affiliates.

The foregoing description of the Brlit APA is qualified in its entirety by the full terms of the Brlit APA, which is filed as Exhibit 6.11 to this annual report.

Offices

The mailing address of our company is # 424 E Central Blvd, Suite 308, Orlando, FL, 32801. Our main telephone number is 321-465-9899. Our lab is located at 1008 N Pine Hills Rd, Orlando, FL 32808.

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Employees

We currently have 3 employees. Our sole officer is also a member of our board of directors, James Brooks.

We do expect material changes in the number of employees over the next 12-month period as a result of our growth and expansion plans. Also, we do and will continue to outsource contract employment as needed.

Litigation

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our company.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion should be read in conjunction with the financial statements as at and for the years ended December 31, 2025 and 2024 and the related notes that appear elsewhere in this document. Certain statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations constitute “forward-looking statements”. The words “anticipate”, “believe”, “estimate”, “expect”, “plan”, “intend” and other similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Forward-looking statements included in this Annual Report on Form 1-K involve known and unknown risks, uncertainties, and other factors which could cause our actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Such future results are based upon our best estimates based upon current conditions and the most recent results of operations. Various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Annual Report on Form 1-K. We assume no obligation to update these forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise, except as required by law.

Our financial statements are stated in United States Dollars ($) except as otherwise indicated and are prepared in accordance with United States Generally Accepted Accounting Principles.

Plan of Operation

During the next twelve-month period (beginning January 1, 2025), we intend to identify and secure sources of equity and/or debt financing for additional acquisitions.

We anticipate that we will incur the following operating expenses during this period:

Estimated Funding Required During the 12 Months beginning January 1, 2026

Amount
Expenses	($)
Improvements to planned corporate facility	20,000
Executive salaries, including new hires	120,000
Administrative support	60,000
Professional fees	60,000
General and administrative expense including rent, transfer agent, travel, office and sundry	65,000
Advertising, marketing, and website costs	150,000
Total operating expense	415,000
Cash required for lab acquisitions	2,500,000
Total	2,915,000

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Terminated Service Contract

We are now managing our own lab facility and are leasing the building and property. Manufacturing dental prosthetics is now performed by Company technicians and client relationships are managed directly by Standard Dental Labs. The management agreement between Standard Dental Labs and Smile Dental Management LLC was terminated on July 1st, 2025. Management expects, based on operations to date, that costs related to operations will remain approximately the same as under the subcontracting agreement and expects that costs will decrease as we grow the size and number of labs we operate, due to economies of scale.

Results of Operations for our Years Ended December 31, 2025 and 2024

	For the Year Ended
	December 31,
	2025	2024	Change

Revenue	$236,234	$284,095	$(47,861)
Cost of goods sold	145,833	166,610	(20,777)
Gross profit	90,401	117,485	(27,084)

Operating expenses:
Selling and marketing expense	10,282	123,836	(113,554)
General and administrative expenses	706,051	65,138	640,913
Professional fees	216,961	146,047	70,914
Depreciation and amortization	20,492	24,656	(4,164)
Total operating expenses	953,786	359,677	594,109

Operating loss	(863,385)	(242,192)	(621,193)

Other income (expense):
Interest expense	(244,910)	(283,830)	38,920
Other income (expense)	(3020)	–	(3,020)
Total other income (expense)	(247,930)	(283,830)	35,900

Net loss	$(1,111,315)	$(526,022)	$(585,293)

Our net income (loss) and comprehensive income (loss) for our year ended December 31, 2025, for our year ended December 31, 2024, and the changes between those periods for the respective items are summarized as follows:

For the years ended December 31, 2025, and 2024, we generated revenues of $236,234 and $284,095, respectively. The slight decrease in revenue year over year was the primarily the result of a decrease in the volume of goods sold. Management anticipates that revenue will grow in 2026 as a result of lab acquisitions, growth in current client revenue and the addition of new clients, as we continue to streamline our manufacturing process and bring in new clients.

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For the years ended December 31, 2025, and 2024, we had cost of goods sold of $145,834 and $166,610, respectively. The slight decrease in costs of goods sold was due to a decrease in goods manufactured and sold and slight savings from moving manufacturing and sales in house following the termination of the services contract with Smile Dental. Management anticipates that costs of goods sold will remain consistent in proportion to revenues in 2026.

For the years ended December 31, 2025, and 2024, we had gross profit of $90,400 and $117,485, respectively. The slight decrease in gross profits was due primarily to the decrease in goods manufactured and sold. Management anticipates that gross profits will increase in 2026 as revenue increases as discussed above.

Operating expenses for the years ended December 31, 2025, and 2024 were $953,786 and $359,677, respectively. The increase in operating expenses was due primarily to an increase in general and administrative expenses from $65,138 in 2024 to $706,051 in 2025, attributable to Payments to contractors and accounting fees. Management expects that operating costs will remain steady in 2026 as we acquire more labs and seek to grow business from current and new clients. Selling and marketing expenses decreased from $123,836 in 2024 to $10,282 in 2025. The decrease came as we focused on lab acquisitions and streamlining our manufacturing and sales. We anticipate that selling and marketing expenses will increase in 2026 as we focus on growing business following lab acquisitions.

Net operating loss for the years ended December 31, 2025 and 2024 was $(863,385) and $(242,192), respectively. The increase in net operating loss was due primarily to the increase in general and administrative expenses, as discussed above.

Net loss for the years ended December 31, 2025, and 2024 was $(1,111,315) and $(526,022), respectively. The increase in net loss was due primarily to the increase in operating expenses as discussed above.

Liquidity and Financial Condition

As of December 31, 2025, we had cash of $2,266 and negative working capital of $3,250,845. Through December 31, 2025, the Company financed its operations primarily through proceeds from the sales of its equity securities and convertible notes through private placements and cash flow from its dental lab operations.

The Company believes that its current levels of cash will not be sufficient to meet its anticipated cash needs for its operations for at least the next 12 months. The Company will require additional capital resources to fund its operations and pay its obligations as they come due over the next twelve months. The Company may also need to implement a strategy to expand its business or other investments or acquisitions. The Company may sell additional equity or debt securities or enter into a debt facility to satisfy its capital requirements. The sale of additional equity securities could result in dilution to its shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require the Company to agree to operating and financial covenants that would restrict its operations. Financing may not be available in amounts or on terms acceptable to the Company if at all. Any failure by the Company to raise additional funds on terms favorable to it, or at all, could limit its ability to expand its business operations and could harm its overall business prospects.

On August 18, 2025, the Company qualified its Offering Statement on Form 1-A under Regulation A under the Securities Act of 1933, as amended. The Company was not able to price the offering during the time period required under Regulation A and the Company has not offered or sold any securities under its qualified Offering Statement. The Company intends to file an amendment to the Form 1-A to provide updated information on the Company’s business, provide the updated audited annual financial statements for December 31, 2025 and to insert pricing information for the proposed Regulation A offering.

Cash Provided (used in) Operating Activities

During the year ended December 31, 2025 cash used in operating activities was $(193,397), and consisted primarily of $20,492 in depreciation and amortization, $75,910 in interest payable on convertible notes, $169,000 in amortization of debt discounts and changes in certain assets and liabilities, including accounts receivable $(23,170), other current assets $(10,595), accounts payable and accrued liabilities of $471,361, accounts payable related parties of $125,862 and other current liabilities $86,919.

Cash Provided by Investing Activities

There was no cash used in investing activities in the years ended December 31, 2025, and 2024.

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Cash Provided by Financing Activities

Cash provided by financing activities totaled $193,897 for the year ended December 31, 2025 all in proceeds from convertible notes.

Cash provided by financing activities totaled $345,000 for the year ended December 31, 2024, coming entirely from proceeds from convertible notes.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern

We have suffered recurring losses from operations. The continuation of our Company as a going concern is dependent upon our Company attaining and maintaining profitable operations and/or raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our Company discontinue operations.

The continuation of our business is dependent upon us raising additional financial support and/or attaining and maintaining profitable levels of internally generated revenue. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The new guidance, among other things, simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share (“EPS”) guidance by requiring that an entity use the if converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. We adopted the new guidance effective from January 1, 2024.

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Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our president (also our principal executive officer) and our secretary, treasurer and chief financial officer (also our principal financial and accounting officer) to allow for timely decisions regarding required disclosure.

As of September 30, 2022, the end of the third quarter covered by the comparative information of this prospectus, we carried out an evaluation, under the supervision and with the participation of our president (also our principal executive officer) and our secretary, treasurer and chief financial officer (also our principal financial and accounting officer), of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our president (also our principal executive officer) and who is also our secretary, treasurer and chief financial officer (also our principal financial and accounting officer) concluded that our disclosure controls and procedures were effective in providing reasonable assurance in the reliability of our financial reports as of the end of the period.

Inherent limitations on effectiveness of controls

Internal control over financial reporting has inherent limitations which include but is not limited to the use of independent professionals for advice and guidance, interpretation of existing and/or changing rules and principles, segregation of management duties, scale of organization, and personnel factors. Internal control over financial reporting is a process which involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis, however these inherent limitations are known features of the financial reporting process and it is possible to design into the process safeguards to reduce, though not eliminate, this risk. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the year ended December 31, 2025, that have materially or are reasonably likely to materially affect, our internal controls over financial reporting.

ITEM 3. DIRECTORS AND OFFICERS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s sole officer and our directors as of March 31, 2026.

Name	Age	Position(s)	Term of Office
James D. Brooks	55	President, Chief Financial Officer, Secretary and Director	December 30, 2021-Present
Claire Ambrosio	59	Director	April 20, 2023-Present

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. There are no family relationships between our directors.

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Our company believes that all of our directors’ respective educational background, operational and business experience give them the qualifications and skills necessary to serve as directors and officers, respectively, of our company.

Certain information regarding the backgrounds of our officers and directors is set forth below.

James D. Brooks has served as our President, Chief Financial Officer, Secretary, Treasurer and Director since December 30, 2021. Mr. Brooks first began working with public companies in 1998, and has founded and exited from two substantial companies in the transportation logistics sector since. The first, Urban Dispatch, where Mr. Brooks served as the CEO, COO and a board member was a Canadian logistics company, and employed more than 250 people, operating in 4 provinces in Western Canada. Following his time with Urban Dispatch, Mr. Brooks founded Oveldi Worldwide Shipping Company, based in Hong Kong, where he served as CEO, COO and a board member until divestiture in 2012.

From 2014 through 2019, Mr. Brooks served as an officer and director of Oveldi Strategic Capital Ltd. where he also provided services as a business consultant. Oveldi Strategic Capital assisted small businesses in a variety of industries with corporate structure, governance, business planning, exit strategies, strategic partnerships and overall corporate objectives and direction. Such clients included companies in moving and storage, transportation logistics, jewelry distribution, real estate development, clothing manufacturing, and others.

During the Covid-19 pandemic commencing in early 2019, Mr. Brooks repositioned his focus and chose to dedicate his business time exclusively to his next controlled corporation, Fastbend Holdings Inc. (formerly Standard Dental Labs), where he is the CEO, President, and a director. Fastbend Holdings is a consulting firm and project incubation facilitator, drawing on the experience gained from his former venture Oveldi Strategic Capital. Upon acquiring a controlling interest in Standard Dental Labs Inc. in December 2021 and becoming the sole officer and director, Mr. Brooks again reallocated his time resources to spend 90% of his time developing the ongoing business of Standard Dental Labs, with the remaining 10% allocated to oversight of his controlled private corporation, Fastbend Holdings.

Given his background and experience building operations from the ground up, Mr. Brooks has a clear vision of how to identify and acquire target companies for Standard Dental Labs, and how to execute our business plan. Mr. Brooks has been responsible for advancing our objectives, including financing the efforts made to date for Standard Dental Labs Inc., as our largest creditor, stockholder and CEO.

Mr. Brooks currently devotes approximately 90% of his professional time to the business and intends to continue to devote this amount of time in the future, or more as required.

Claire Ambrosio has served as a Director since April 20, 2023. Ms. Ambrosio is a member of The State Bar of California and has practiced as a lawyer in California for the past 22 years. She has served as the Vice President of Legal for 4 Over, LLC, a trade printer, from 2022 to present, and as General Counsel for True Family Enterprises from 2019 through 2022. She holds a law degree from Southwestern University, School of Law (1991) and has been a member of the bar in California since 1996. Ms. Ambrosio holds an LL.M., Loyola University Chicago School of Law, Chicago, Illinois in Healthcare and Compliance (2021). Ms. Ambrosio has focused her legal practice in the area of Corporate Compliance. Her experience in this area makes her uniquely qualified to contribute as a board member of a publicly traded company.

Changes to the Board

On January 14, 2026, Mr. Nirmal Sekhri resigned as a director of the Company.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, and their respective other business interests and their involvement in our company.

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Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1. been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2. had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3. been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4. been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5. been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6. been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Composition

Our board of directors currently consists of three members. Each of our directors serve until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

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Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees, when and if established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Board Committees and Audit Committee Financial Expert

Our board of directors (currently consisting of two members) also acts as the audit committee and has determined that it does not have a member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. We currently have one “independent” director, Claire Ambrosio, as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements We believe that retaining additional independent directors who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.

In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our directors do not believe that it is necessary to have such committees because they believe the functions of such committees can be adequately performed by the members of our board of directors.

Stockholder Communications with Our Board of Directors

Our company welcomes comments and questions from our stockholders. Stockholders should direct all communications to our President, James D. Brooks, at our executive offices. However, while we appreciate all comments from stockholders, we may not be able to respond individually to all communications. We attempt to address stockholder questions and concerns in our press releases and documents filed with OTC Markets, so that all stockholders have access to information about us at the same time. Mr. Brooks collects and evaluates all stockholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

Our Board of Directors has not adopted a Code of Ethics.

Executive Compensation

As of the year ended December 31, 2025, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

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Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by our sole executive officer for the year ended December 31, 2025.

Name and Principal Position	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
James D. Brooks President (1)	240,000(2)	0	240,000

(1)	On December 30, 2021, Mr. Brooks was appointed as our President and as a director.
(2)	Mr. Brooks is paid $20,000 per month for his services as President to the Company. Of the $240,000 earned, billed and accrued in the fiscal year ended December 31,2025, $128,000 was paid and $112,000 was earned and accrued but remains unpaid.

Outstanding Equity Awards

At the end of December 31, 2025, there were no outstanding equity awards held by our executive officers. During the years ended December 31, 2025 and 2024, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors received no compensation for serving as directors of our company in December 31, 2025. We do not have a set compensation plan for our directors.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth, as March 31, 2026, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof. Unless otherwise indicated, the address of each listed person is in care of our company, 424 E. Central Boulevard, Suite 308, Orlando, Florida 32801.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)		Amount and Nature of Beneficial Ownership Acquirable		Percent of Class
Executive Officers and Directors
Common Stock	James D. Brooks, President and Director(1)	15,000,001	(3)	75,566,899	(4)	68.14%
Common Stock	Claire Ambrosio, Director(1)	312,500		0		**

5% Shareholders
Common Stock	Nirmal Sekhri	1,115,900		15,071,884	(5)	30.0%

 ** - Less than 1%

(1)	The address of the securityholder so indicated is 424 E. Central Boulevard, Suite 308, Orlando, Florida 3280.
(2)	Based on 35,337,442 shares outstanding, before this annual report.
(3)	Of the shares owned beneficially by Mr. Brooks, 1,583,188 shares are held in the name of Fastbend Holdings Inc., formerly Standard Dental Labs Inc., over which Mr. Brooks has voting and investment authority, and is the 63% stockholder of such entity.
(4)	Includes 75,566,899 shares of common stock issuable upon conversion of a convertible note of $1,124,227.
(5)	Includes 15,071,884 shares issuable upon conversion of convertible notes.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

James Brooks, Sole Officer and a Director, Controlling Stockholder

Mr. Brooks was paid a total of $92,938 in the year ended December 31, 2024 against interest owing on the convertible note, leaving a balance owing of $0 as interest payable to Mr. Brooks at December 31, 2024 (December 31, 2023 - $0), which is reflected on the balance sheets as accounts payable – related party.

During the year ended December 31, 2024, we paid and/or accrued $20,000 to Mr. Brooks in respect to his agreement for a monthly stipend entered into in December 2023.

At December 31, 2024 a total of $0 (December 31, 2023 - $32,394) is reflected on our balance sheets as advances payable – related party.

19

At December 31, 2024 a total of $924,037 (December 31, 2023 - $1,161,727) is reflected on our balance sheets related to the convertible note to Mr. Brooks.

 Mr. Brooks was paid a total of -0-in the year ended December 31, 2025 against interest owing on the convertible note, leaving a balance owing of 87,111 as interest payable to Mr. Brooks at December 31, 2025 (December 31, 2024 - $0), which is reflected on the balance sheets as a portion of interest expense on convertible notes.

During the year ended December 31, 2025, we paid and/or accrued 240,000 to Mr. Brooks in respect to his agreement for a monthly stipend entered into in December 2023.

At December 31, 2025 a total of 118,171 (December 31, 2024 - $0) is reflected on our balance sheets as advances payable – related party.

At December 31, 2024 a total of 1,124,227(December 31, 2024 - $924,037) is reflected on our balance sheets related to the convertible note to Mr. Brooks.

During the year ended December 31, 2025, we paid a total of $104,500 to Bravo Dental Lab, an entity owned by Mr. Brooks’ spouse.

ITEM 6. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U during the fiscal year ended December 31, 2025, but was not reported.

ITEM 7. FINANCIAL STATEMENTS

STANDARD DENTAL LABS INC.

Financial Statements

For the years ended December 31, 2025 and 2024

20

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Standard Dental Labs Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Standard Dental Labs Inc. (the ‘Company’) as of December 31, 2025, and 2024, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for period ended December 31, 2025, and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for each of the period ended December 31, 2025, and 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company suffered an accumulated deficit of $3,394,739 and net loss of $1,111,315. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 2 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

F-1

Equity Transactions

As disclosed in Note 9, on March 20, 2025, the Company effected a 1-for-20 reverse stock split. All common share amounts and per-share data presented in these financial statements have been retroactively adjusted to reflect the reverse stock split unless otherwise indicated.

The principal considerations for our determination of this as critical audit matter relate to the assumption used in determining the number of stocks split in arriving the outstanding stock.

The primary procedures we performed to address this critical audit matter included the following:

•            Reviewed the entire general ledger for transactions that could potentially have an impact on equity.

•            Review Board and Shareholders’ Resolution.

•            Inquired of management as to the existence and completeness of equity transactions.

•            Obtained a stock transfer report as of year-end and agreed with activity reported in the books of the Company.

•            Obtained an equity roll forward; recalculated common stock, additional paid in capital, and retained earnings.

/S/ Lateef Awojobi

LAO PROFESSIONALS

(PCAOB ID 7057)

Lagos, Nigeria

We have served as the Company’s auditor since 2025.

April 5th, 2026

F-2

Standard Dental Labs Inc.

Balance Sheet

As of December 31,

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash	$2,266	$1,766
Accounts receivable, net of allowance for doubtful accounts of $2,139 and $-0- as of December 31, 2025 and 2024, respectively	21,031	–
Prepaid expenses and other assets	10,595	–
Total current assets	33,892	1,766
Property and equipment, net	16,484	30,640
Intangible assets	8,968	15,304
Total assets	$59,344	$47,710

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$529,636	$58,697
Convertible notes	1,140,640	984,900
Interest payable on convertible notes	183,518	79,388
Convertible note - shareholder, net	1,124,227	931,727
Advance payable - related party	118,171	(7,691)
Other current liabilities	156,919	70,000
Total liabilities	3,253,111	2,117,021

Stockholders' deficit
Common stock, 2,000,000,000 shares authorized, $0.001 par value, and 35,337,442 and 30,447,818 shares issued and outstanding as of December 31, 2025 and 2024, respectively	35,337	30,448
Additional paid-in-capital	(12,314)	173,217
Common stock to be issued	167,501	–
Accumulated deficit	(3,384,291)	(2,272,976)
Total stockholders' deficit	(3,193,767)	(2,069,311)
Total liabilities and stockholders' deficit	$59,344	$47,710

The accompanying notes are an integral part of these interim financial statements

F-3

Standard Dental Labs Inc.

Statement of Operations

For the Years Ended December 31,

	For the year ended December 31,
	2025	2024
Revenue	$236,234	$284,095
Cost of goods sold	145,833	166,610
Gross profit	90,401	117,485

Operating expenses:
Selling and marketing expense	10,282	123,836
General and administrative expenses	706,051	65,138
Professional fees	216,961	146,047
Depreciation and amortization	20,492	24,656
Total operating expenses	953,786	359,677

Operating loss	(863,385)	(242,192)

Other income (expense):
Interest expenses	(244,910)	(283,830)
Other income (expense)	(3,020)	–
Total other income (expense)	(247,930)	(283,830)

Net loss	$(1,111,315)	$(526,022)

Net loss per common share - basis and diluted	$0.04	$0.02

Weighted average common shares outstanding - basis and diluted	35,337,442	28,160,599

The accompanying notes are an integral part of these interim financial statements

F-4

Standard Dental Labs Inc.

Statement of Stockholders’ Deficit

As of December 31,

				Common		Total
	Common Stock (a)		Additional	Stock	Accumulated	Stockholders'
	Shares	Amount	Paid-In-Capital	to be Issued	Deficit	Deficit

Balance at December 31, 2023	24,123,918	$24,124	$172,168	$–	$(1,746,954)	$(1,550,662)
Beneficial conversion of features associated with convertible notes	–	–	1,049	–	–	1,049
Shares issued under acquisition agreements	6,323,900	6,324	–	–	–	6,324
Net loss	–	–	–	–	(526,022)	(526,022)
Pre-Revsere Split Balance at December 31, 2024	30,447,818	$30,448	$173,217	$–	$(2,272,976)	$(2,069,311)
Beneficial conversion of features associated with convertible notes	1,250,000	1,250	25,000	–	–	26,250
Purchase of shares	3,639,624	3,640	(210,531)	–	–	(206,891)
Shares to be issued under subscription agreements	–	–	–	167,501	–	167,501
Shares issued under acquisition agreements	–	–	–	–	–	–
Net loss	–	–	–	–	(1,111,315)	(1,111,315)
Balance at December 31, 2025	35,337,442	$35,337	$(12,314)	$167,501	$(3,384,291)	$(3,193,767)

(a)	Amounts have been adjusted to reflect the reverse stock split that became effective on March 14, 2025. Refer to Note 9

The accompanying notes are an integral part of these interim financial statements

F-5

Standard Dental Labs Inc.

Statement of Cash Flows

For the Years Ended December 31,

	For the year ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,111,315)	$(526,022)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,492	24,656
Allowance for doubtful accounts	2,139	–
Amortization of debt discount	169,000	103,812
Interest payable on convertible notes	75,910	79,388
Gain on settlement of debts and liabilities	–	–
Changes in certain assets and liabilities:
Accounts receivable	(23,170)	–
Other current assets	(10,595)	–
Accounts payable and accrued liabilities	470,939	5,373
Accounts payable related parties	125,862	(32,394)
Other current liabilities	86,919	–
Net cash used in operating activities	(193,819)	(345,187)

Cash flows from financing activities:
Proceeds from convertible notes	193,897	345,000
Issuance of shares	–	–
Net cash provided by financing activities	193,897	345,000

Net change in cash and cash equivalents	78	(187)
Cash and cash equivalents at beginning of the year	1,766	1,953
Cash and cash equivalents at end of the year	$1,844	$1,766

The accompanying notes are an integral part of these interim financial statements

F-6

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 1a – Nature of Operations and Basis of Presentation

Standard Dental Labs Inc. (“Standard Dental” or the “Company”) is a dental laboratory platform focused on serving dental clinics across the United States. The Company was originally incorporated in Nevada in 1998 as Costas, Inc. and formally changed its name to Standard Dental Labs Inc. in March 2024. In August 2022, the Company completed the acquisition of the operating assets of Prime Dental Lab, LLC (“Prime Dental” or the “Operating Company”), an Orlando-based dental laboratory, marking the commencement of its operating activities in the dental lab industry.

Since that time, the Company has focused on developing its business model, refining operational processes, and building a foundation for long-term growth. Key strategic initiatives include expanding client relationships, investing in platform infrastructure, and establishing a dedicated sales and outreach function to drive organic growth.

On August 15, 2022, Standard Dental completed the asset acquisition transaction with Prime Dental. The Company accounted for the August 15, 2022, transaction with Prime Dental as a reverse recapitalization whereby Prime Dental was determined as the accounting acquirer and Standard Dental as the accounting acquiree. This determination was primarily based on Standard Dental acquiring all the operating assets of Prime Dental, Standard Dental first commencing operating activities following completion of the transaction and the Prime Dental assets acquired in the transaction accounting for the majority of Standard Dental’s operating assets upon commencement of operations. While Standard Dental was the legal acquirer, because Prime Dental was determined the accounting acquirer, the historical financial statements of Prime Dental became the historical financial statement of Standard Dental, upon consummation of the transaction, and the comparative financial information reflects the historical operations and financial position of Prime Dental prior to the transaction. As a result, the financial statements included in the accompanying consolidated financial statements reflect (i) the historical operating results of Prime Dental prior to the transaction; (ii) the combined results of Standard Dental and Prime Dental following the closing of the transaction; (iii) the assets and liabilities of Standard Dental at their historical cost with no goodwill or step-up in asset values; and (iv) Standard Dental’s equity structure for all periods presented (restated to reflect the legal capital structure of Standard Dental). (See Note 5).

Note 1b – Restatement of Previously Issued Financial Statements

During the year ended December 31, 2024, the Company determined that its previously issued financial statements for the year ended December 31, 2022 and 2023 contained errors in the accounting treatment of the acquisition of Prime Dental. The transaction, completed on August 15, 2022, was originally accounted for as an asset acquisition under ASC 805-50, resulting in the recognition of property and equipment, customer relationship intangibles, and related amortization expense.

Upon further evaluation, management concluded that the transaction should have been accounted for as a reverse recapitalization in accordance with ASC 805-40, as Prime Dental was the accounting acquirer and Standard Dental Labs Inc. (formerly Costas Inc.) was a non-operating public shell at the time of the transaction. Prime Dental held the operations and management team that continued to lead the combined entity after the transaction.

Note 2 – Going-Concern

The accompanying financial statements have been prepared on a going-concern basis, which assumes the realization of assets and the settlement of liabilities in the normal course of business. As of December 31, 2025 and 2024, the Company had cash of $2,266 and $1,766, respectively, and an accumulated deficit of $3,394,739 and $2,283,002, respectively. The Company has not yet achieved sustained profitability and remains dependent on external financing to fund operations.

F-7

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 2 – Going-Concern (Continued)

During the year ended December 31, 2025 and 2024, the Company raised $193,897 and $345,000, respectively, through the issuance of convertible notes. Management continues to evaluate opportunities to raise additional capital, the private placement of equity or debt securities. While these initiatives are intended to support the Company’s operating and strategic objectives, there is no assurance they will be successful.

These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months. The financial statements do not include any adjustments that may result if the Company is unable to continue as a going concern.

Note 3 – Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

Significant estimates used in these financial statements include:

•	The determination of useful lives and recoverability of long-lived assets, including property and equipment

•	Valuation of convertible notes and associated beneficial conversion features

•	Classification of expenses associated with the Company’s services agreement (e.g., determining amounts to be included in cost of goods sold versus selling and marketing expenses)

•	Assessment of contingencies and going concern uncertainties

Estimates are reviewed on an ongoing basis and adjusted as necessary in the period they become known.

Note 4 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the financial position and results of operations of the Company as of and for the years ended December 31, 2025 and 2024.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

F-8

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 4 – Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of the promised product or service is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. Revenue is generally recognized at the point in time when the lab product has been completed and delivered to the customer.

Accounts Receivable

Accounts receivable consists of amounts due from customers and are recorded at net realizable value. The Company evaluates the need for an allowance for doubtful accounts based on historical experience, aging of receivables, and specific customer account reviews.

Inventory

Inventory, if maintained, consists of work-in-progress materials or components used in production. Inventory is stated at the lower of cost or net realizable value. As of December 31, 2025 and 2024, there was no inventory.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives ranging from one to eight years. Repairs and maintenance costs are expensed as incurred.

Intangible Assets

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. The Company assesses intangible assets for impairment if indicators of impairment are present.

Convertible Notes and Beneficial Conversion Features

The Company evaluates convertible instruments under ASC 470 and ASC 718 to determine whether any embedded features require bifurcation and separate accounting. Beneficial conversion features are recognized as a debt discount and amortized over the term of the note.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Deferred taxes are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax rates. A valuation allowance is recorded if it is more likely than not that some or all deferred tax assets will not be realized.

Loss Per Share

Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per share is the same as basic loss per share in periods where the effect of common stock equivalents would be anti-dilutive.

F-9

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 4 – Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The guidance simplifies the accounting for convertible instruments by removing certain separation models and revises the derivative scope exception for contracts in an entity’s own equity. It also requires the if-converted method for calculating diluted earnings per share. The Company adopted ASU 2020-06 on January 1, 2024. The adoption did not have a material impact on the Company’s financial statements.

Note 5 – Asset Acquisition and Reverse Recapitalization

On May 6, 2022, the Company acquired certain intangible branding assets from Standard Dental Labs Inc., a Wyoming corporation controlled by the Company’s CEO. These assets included a developed business model, logo, website, and other intellectual property. The transaction was treated as an asset acquisition between entities under common control. A total of 1,583,188 shares (31,663,760 pre-split) were issued as consideration. The assets were recorded at a value of $31,663 and assigned a useful life of five years. This acquisition was not part of the reverse recapitalization and was recorded separately under common control accounting. The Company began amortizing the intangible asset during the year ended December 31, 2024 and recorded a catch-up adjustment for the period from acquisition through 2023.

On August 15, 2022, the Company completed a transaction to acquire the operating assets of Prime Dental, an Orlando-based dental laboratory. The transaction was originally accounted for as an asset acquisition. During the year ended December 31, 2024, the Company restated its 2022 financial statements to reflect the transaction as a reverse recapitalization in accordance with ASC 805-40, Business Combinations – Reverse Acquisitions. Under this accounting treatment:

•	Prime Dental was deemed the accounting acquirer

•	Standard Dental Labs Inc. (formerly Costas, Inc.) was the legal acquirer

As a result of the restatement:

•	The previously recorded intangible and tangible asset allocations and related amortization were eliminated.

•	No goodwill was recognized.

•	The historical financial statements of Prime Dental replaced those of Standard Dental prior to the transaction date.

•	Standard Dental’s equity structure was retroactively adjusted to reflect the legal capital structure of Standard Dental, including the issuance of 1,837,500 shares (36,750,000 pre-split) to the Operating Company’s shareholder.

F-10

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 6 – Related Party Transactions

On December 23, 2021, the Company issued an 8% Convertible Promissory Note to Mr. James Brooks. The note was issued in the principal amount of $1,171,727 and bore interest at 8% per annum with an original maturity date of December 31, 2022. On an annual basis, Mr. Brooks has extended the maturity date by one year. The maturity date is currently extended to December 31, 2026.

The note is convertible into common shares of the Company at a price of $0.02 per share (post-split). A full beneficial conversion feature equal to the face value of the note was recognized and amortized over the original 12-month term.

During the years ended December 31, 2025 and 2024, Mr. Brooks assigned $37,500 and $230,000, respectively, to third parties who are not considered related parties. As of December 31, 2025 and 2025, the remaining principal held by Mr. Brooks was $1,124,227 and $931,727, respectively.

Interest accrues annually and is offset by expenses of Mr. Brooks. Any excess or shortfall is recorded as a related party receivable or payable. As of December 31, 2025 and 2024, Mr. Brooks had a net advance payable to the Company of $118,171 and a net advance receivable to the Company of $7,691, respectively, which is included in related party payables.

The remaining balance of the note represents a potentially dilutive equity instrument, but was excluded from diluted EPS due to the net loss position (see Note 12).

Note 7 – Convertible Promissory Notes – Third Party

During the years ended December 31, 2025 through 2024, the Company issued unsecured convertible promissory notes to third-party investors under two primary tranches: (i) 8% interest-bearing notes and (ii) zero-interest notes with a beneficial conversion feature (“BCF”). All instruments are convertible into the Company’s common stock at fixed conversion prices. Share and per-share values presented are post-split unless otherwise noted.

8% Convertible Notes

As of December 31, 2025 and 2024, the Company reported $432,140 and $430,900, respectively, in 8% convertible promissory notes. These notes carry an annual interest rate of 8%, mature 12 months from issuance, and are convertible into common shares at fixed prices ranging from $0.02 to $0.10 per share. Interest payable on these convertible promissory notes in the amount of $96,407 and $79,388 remains payable to third-party holders as of December 31, 2025 and 2024, respectively. The remainder of accrued interest, attributable to related party James Brooks, is disclosed separately in Note 6.

At issuance, a beneficial conversion feature (BCF) was recognized on these notes and amortized over their respective terms. As all notes in this tranche exceeded their 12-month maturity as of year-end 2025, the associated BCF has been fully amortized.

0% Convertible Notes

As of December 31, 2025 and 2024, the Company reported $708,500 and $723,000, respectively, in zero-interest convertible notes. These notes are convertible into common shares at fixed prices ranging from $0.02 to $0.10 per share and contain embedded BCFs. Upon issuance, the Company recognized a total BCF of $169,000 on the 2024 issuances, which was recorded as a debt discount and amortized over the 12-month term. No interest expense was recorded on these notes due to the 0% coupon.

F-11

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 7 – Convertible Promissory Notes – Third Party (Continued)

During the year ended December 31, 2025, holders converted $35,000 in principal and interest under these instruments, resulting in the issuance of 1,889,612 common shares.

During the year ended December 31, 2024, holders converted $121,240 in principle under these instruments, resulting in the issuance of 6,337,400 common shares (126,748,000 pre-split). Certain holders of $80,000 in these instruments have contested the validity of these conversions and are seeking cancelation of the 5,074,150 shares (101,483,000 pre-split) issued to them on conversion and payment of the $80,000 in principle plus interest.

The Company has applied consistent accounting treatment to all convertible promissory notes, recognizing any intrinsic BCF at issuance and amortizing the related discount over the respective contractual terms.

Summary of Outstanding Balances: As of December 31, 2024, the Company had the following convertible note balances outstanding with third parties:

Instrument	Principal	Unamortized Discount (BCF)	Net Carrying Value
As of December 31, 2025:
8% Convertible Notes	$432,140	$–	$432,140
0% Convertible Notes	708,500	–	708,500
Total as of December 31, 2025	$1,140,640	$–	$1,140,640

As of December 31, 2024:
8% Convertible Notes	$430,900	$–	$430,900
0% Convertible Notes	723,000	(169,000)	554,000
Total as of December 31, 2024	$1,153,900	$(169,000)	$984,900

All third-party convertible promissory notes are classified as current liabilities as of December 31, 2025 and 2024. The Company excluded all potentially dilutive shares associated with these notes from the calculation of diluted earnings per share due to the net loss position for the periods presented (see Note 12).

Note 8 – Services Agreement with Contracted Operator

Following the August 2022 acquisition of Prime Dental, the Company entered into a services agreement with the former owner of the acquired business to support production and fulfillment operations at the acquired dental laboratory facility. Under this agreement, the contracted operator was responsible for managing daily operations, including staffing, materials procurement, and lab production workflow. On July 1, 2025, the Company terminated the services agreement with the contracted operator and started bringing those services in-house.

The Company maintains ownership and control of the facility, assets, and customer relationships. Revenue from customer contracts is recognized by the Company in accordance with ASC 606. Management has evaluated the arrangement under the principal-agent guidance in ASC 606-10 and concluded that the Company is acting as the principal, based on its control over pricing, customer invoicing, inventory risk, and the integration of services into the Company’s operations.

The contracted operator was compensated through a services arrangement that entitles them to retain an agreed portion of gross proceeds, net of equipment usage fees and shared costs. These amounts were classified as selling and marketing expenses. All other direct production costs are reported as cost of goods sold.

F-12

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 9 – Stockholders’ Equity and Share Roll forward

As of December 31, 2025, the Company was authorized to issue up to 2,000,000,000 shares of common stock with a par value of $0.001 per share. On March 20, 2025, the Company effected a 1-for-20 reverse stock split. All common share amounts and per-share data presented in these financial statements have been retroactively adjusted to reflect the reverse stock split unless otherwise indicated. Pre and post-split share amounts are as follows:

	Pre-Split	Post-Split
Common Shares	$608,956,363	$608,956

Common Stock at $0.001 par value	$30,447,818	$30,448

During the year ended December 31, 2025, the Company issued 1,889,612 common shares on conversion of convertible notes.

During 2025, the Company closed a private placement of units of the Company to certain investors with whom the Company has a pre-existing relationship. Pursuant to the private placement the Company is to issue 2,850,020 and 2,850,020 share purchase warrants (“Warrants”) as units at a price of $0.05 and $0.10 per unit for aggregate cash proceeds to the Company of $117,501. The shares will be issued in the first quarter of 2026. The Warrants can be exercised for a period of one year from the date of issuance at an exercise price of $0.35 per share in relation to 450,000 shares and at a price of $0.25 per share in relation to 2,400,020 shares.

As of December 31, 2025 and 2024, the Company had 35,337,422 and 30,447,818 shares issued and outstanding, respectively.

Note 10 – Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes. No provision for income taxes has been recorded for the years ended December 31, 2025 or 2024, as the Company has not generated taxable income to date.

The Company has historically operated as a development-stage business and has incurred net losses since inception. As of December 31, 2025, management believes that the Company may have generated net operating loss carry forwards (“NOLs”) for federal and state income tax purposes; however, the Company has not completed a formal tax analysis or filed federal or state income tax returns to confirm the existence or amount of such NOLs.

The Company intends to evaluate its tax filing obligations and assess its deferred tax position as part of future compliance efforts. A valuation allowance would likely be recorded for any deferred tax assets until such time as management determines it is more likely than not that the benefit will be realized.

No income tax expense or benefit has been recorded in the accompanying financial statements, and no uncertain tax positions have been identified.

F-13

Standard Dental Labs Inc.

Notes to Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

Note 11 – Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by including potentially dilutive securities, such as convertible instruments and stock options, using the treasury stock or if-converted method, as applicable. For the years ended December 31, 2025 and 2024, all such instruments were anti-dilutive and have been excluded from the computation of diluted loss per share.

The following table summarizes the earnings (loss) per share calculation for the years presented:

Year Net Loss	Weighted Average Shares	Basic and Diluted Loss Per Share

2025 $(1,111,315)	35,337,442	$0.04

2024 $(526,022)	28,160,599	$0.02

2023 $(412,385)	24,123,913	$0.02

2022 $(1,651,898)	24,123,918	$0.07

The 2022 and 2023 periods reflect a restatement pursuant to ASC 805-40, under which Prime Dental Lab, LLC is treated as the accounting acquirer. All share amounts and per-share data have been retroactively adjusted to reflect the Company’s 1-for-20 reverse stock split effected on March 20, 2025.

Note 12 – Commitments and Contingencies

As of December 31, 2025 and 2024, the Company did not have any material commitments for capital expenditures. However, the Company maintains several contractual and operational arrangements that could give rise to future obligations, including:

•	A services agreement with the contracted operator of the Company’s Orlando-based dental laboratory, as discussed in Note 8, which is subject to six months’ termination notice.

•	Convertible notes issued to related and third-party investors as described in Notes 6 and 7, which contain embedded features that may trigger conversion or settlement depending on future financing events or maturity.

•	Ongoing legal and regulatory compliance expenses associated with preparing for a Regulation A Tier 2 offering.

Management has assessed all known contractual obligations, contingencies, and potential legal matters through the date these financial statements were available to be issued. There were no material loss contingencies that met the recognition criteria under ASC 450, Contingencies.

Note 13 – Subsequent Events

The Company has evaluated events subsequent to the balance sheet date through April 8, 2026, the date these financial statements were available to be issued.

In March 2026, the Company issued 2,850,020 share warrants at $0.001 par value with paid in capital of $164,651.

The Company has an asset purchase agreement to acquire the operating assets of Brlit Dental Laboratory, Inc., a Sarasota-based dental laboratory.

F-14

ITEM 8. EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:

2. Charter and Bylaws
2.1	Articles of Incorporation	1-A/A (08/11/2025)
2.2	Bylaws	1-A (04/25/2024)

4. Subscription Agreement
4.1	Subscription Agreement	1-A (04/25/2024)

6. Material Agreements
6.1	Smile Dental Subcontractor Agreement	1-A/A (08/01/2024)
6.2	Smile Dental Subcontractor Agreement (as amended)	1-A/A (08/01/2024)
6.3	PDL Lockup Agreement	1-A/A (08/01/2024)
6.4	PDL Asset Purchase Agreement	1-A/A (08/01/2024)
6.5	Convertible Promissory Note (James Brooks)	1-A/A (08/01/2024)
6.6	Form of Investor Convertible Promissory Note	1-A/A (08/1/2024)
6.7	Lease Agreement	1-A/A (08/11/2025)
6.8	Dream Dentistry Asset Purchase Agreement	1-U (11/10/2025)
6.9	Amendment No. 1 to the Dream Dentistry Asset Purchase Agreement	1-U (01/07/2026)
6.10	Bravo Dental Lab Agreement
6.11	Brlit Denal Laboratory Asset Purchase Agreement
6.12	Amendment No. 1 to the Brlit Dental Laboratory Asset Purchase Agreement

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 9, 2026	STANDARD DENTAL LABS INC.

	By:	/s/ James D. Brooks
James D. Brooks President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. Brooks	President [Principal Executive Officer], Chief Financial Officer [Principal Financial Officer], Secretary and Director	April 9, 2026
James D. Brooks

/s/ Claire Ambrosio	Director	April 9, 2026
Claire Ambrosio

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